EXHIBIT 99.H1

TRANSPARENT VALUE TRUST

ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

          THIS AGREEMENT is made as of __________, 2010, by and among Transparent Value Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

          WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, presently consisting of the portfolios listed in Appendix A (the “Funds”);

          WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

          WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)

The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)

In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS as set forth in Exhibit A hereto.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Trust expenses incurred shall be borne by the Trust and not by ALPS, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the SEC.

3.	Right to Receive Advice.

(a)

Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS).

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, the Trust and ALPS shall mutually agree upon the directions, advice or instructions to follow. Upon request, ALPS will provide the Trust with a copy of the advice of counsel received pursuant to Section 3(b).

(d)

Nothing in this Section 3 shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.	Standard of Care; Limitation of Liability; Indemnification.

	(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)

In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

		(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian or other service providers;

		(ii)	any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)

losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)

ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from the Trust or the Trust’s investment adviser, custodian or other service providers that ALPS reasonably believes to be genuine;

		(v)	loss of data or service interruptions caused by equipment failure; or

		(vi)	any other action or omission to act which ALPS properly takes in connection with the provision of services to the Trust pursuant to this Agreement.

(c)

ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)

Fund compliance with investment objectives, policies and restrictions of the Trust is the responsibility of the Trust’s investment adviser. Any post-trade compliance testing performed by ALPS is based upon information contained in source reports received from the Trust’s investment adviser and supplemental data from certain third-party sources. As such, the Fund compliance tests performed by ALPS are limited by the information received by ALPS.

5.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.

Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust’s investment adviser, the Trust’s investment adviser shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.

Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

8.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

	(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

	(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

	(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

	(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)

(i) The execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (ii) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Trust, this Agreement will be a valid and binding obligation of ALPS.

(f)

It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(g)

It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)

It is a statutory trust duly organized, valid existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company under the 1940 Act.

	(b)	It is empowered under applicable laws and by its Trust Instrument and By-laws to enter into and perform this Agreement.

	(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed except that no approval shall be required for the Trust to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules, or regulations.

(e)

(i) The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(f)

The Trust further represents and warrants to ALPS that any and all Trust officer positions filled by ALPS shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers cease to serve as Trust officers on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)

Each of the Trust officer positions filled by ALPS is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s organizational documents regarding indemnification of its officers.

11.

Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Trust Instrument, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.

Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.

Liaison with Accountants. ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

14.

Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

(a)

Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than 60 days’ written notice or for cause pursuant to Section 15(c) hereof. Notwithstanding anything in this Agreement to the contrary, if the Trust desires to terminate this Agreement prior to the expiration of the Initial Term (other than a termination for cause pursuant to Section 15(c) hereof), ALPS shall agree to such termination upon payment by the Trust to ALPS of $35,000 (the “Termination Payment”).

(b)

Renewal Term. If not sooner terminated, this Agreement shall automatically renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)

Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other liquidated damages. For purposes of this Section 15, “cause” shall mean:

		(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)

in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)

financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)      Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)      Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

16.

Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

17.

Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder without regard to choice of law provisions. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control.

18.

Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.

Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by registered or certified mail, postage prepaid, or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc. 1290 Broadway, Suite 1100 Denver, Colorado 80203 Attn: General Counsel Fax: (303) 623-7850

To the Trust:

Transparent Value Trust 135 East 57th Street, 15th Floor New York, NY 10022 Attn: Armen Arus Fax: (212) 588-0008

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Survival. All provisions herein regarding indemnification, liability, confidentiality and governing law shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSPARENT VALUE TRUST

By:

Name:
Title:

ALPS FUND SERVICES, INC.

By:

Name:	Jeremy O. May
Title:	President

EXHIBIT A

General Information:
Number of Funds	3
Number of share classes	2
- What type of share classes?	Institutional & A
Fund Accounting Stats:
Approximate number of securities held in each Fund	100
Does a Fund hold PFICs, Trust Preferred Equities, CDOs or MLPs?	Unlikely
Types of Securities: Equity, Fixed Income, Money Market, Balanced, Global, Long/Short	Equity
Medallion Distribution Stats:
Number of registered representatives total	TBD - likely less than 10 as a start-up
Approximate number of selling agreements	TBD - likely less than 50 as a start-up
Average number of advertising pieces submitted for review on a monthly basis	TBD - Likely a low number

APPENDIX A

LIST OF FUNDS

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund

APPENDIX B

SERVICES

Fund Administration

•	Prepare annual and semi-annual financial statements

•	Coordinate layout and printing of annual and semi-annual shareholder reports

•	Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2

•	Perform monthly prospectus compliance and SEC diversification tests based on information provided to ALPS

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party (other than affiliates of ALPS)

•	Host annual audits and SEC exams

•	Calculate monthly SEC standardized total return performance figures for each Fund

•	Prepare required reports for quarterly Board meetings regarding services provided by ALPS

•	Monitor monthly expense ratios

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid. Manage Fund invoice approval and bill payment process

•	Maintain and coordinate Blue Sky registration

•	Assist with placement of Fidelity Bond and E&O insurance in conjunction with the Fund’s adviser/sub-adviser

•	Disseminate Fund information such as performance, assets and holdings to outside reporting agencies as approved by the Fund

Fund Accounting

•	Calculate daily NAVs

•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Calculate income dividend rates

•	Reconcile cash and investment balances with the custodian on a daily basis

•	Support preparation of financial statements

•	Prepare required Fund Accounting records in accordance with the 1940 Act

Legal

•	Review and update Prospectus and Statement of Additional Information annually

•	Provide legal review of SEC financial filings

•	Coordinate EDGARization and filing of documents

•	Prepare, compile and mail board materials

•	Attend Board meetings and prepare minutes

•	Review legal contracts

•	Oversee Trust’s Code of Ethics reporting

Tax

•	Perform monthly, quarterly or annual distribution calculations, as appropriate

•	Calculate required year-end distributions for excise tax purposes for review by the Fund’s auditors

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements for review by the Fund’s auditors

•

Prepare and file appropriate extensions and federal and state income tax returns for review and signature by the Fund’s auditors. State income or franchise tax return preparation is limited to the initial state of “nexus” and does not include additional state filing requirements that may be triggered by underlying investments of the Fund

•	Prepare and file federal excise tax returns for review and signature by the Fund’s auditors

•

Assist in the identification of securities that may give rise to book-to-tax adjustments, including but not limited to passive foreign investment companies, real estate investment trusts, master limited partnerships, contingent debt obligations, trust preferred securities, grantor trusts and stapled securities. Ultimate determination will be the responsibility of Fund management

•	No less frequently than quarterly, monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

APPENDIX C

COMPENSATION

The greater of the following annual minimum fees or basis point fee schedule:

Services	Fees

With CCO Services	$310,000
Without CCO Services	$325,000

OR

Annual Net Assets	Basis Points

Between $0 - $1B	5.0
$1B-$3B	4.0
Above $3B	3.0

OUT-OF-POCKET EXPENSES: All out-of-pocket expenses are passed through to the Fund at cost, including but not limited to: third-party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky fees, control review reports, and travel expenses to Board meetings.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

OTHER: This fee schedule is based on the assumption that ALPS will provide the services described in Appendix B for the three (3) Funds set forth on Appendix A.